CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 21 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 18, 2003, relating to the financial statements and financial highlights appearing in the May 31, 2003 Annual Report to Shareholders of U.S. Treasury Intermediate Fund, U.S. Treasury Long-Term Fund and U.S. Treasury Money Fund (comprising T. Rowe Price U.S. Treasury Funds, Inc.), which is incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Auditors" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
September 24, 2003